Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-209362) of our report dated February 25, 2019 relating to the financial statements of United States Oil Fund, LP (the “Fund”) as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2018, which appear in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2018.

/s/ Spicer Jeffries LLP

Denver, Colorado

February 25, 2019